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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 6)*



                            Payless ShoeSource, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   704379-10-6
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule
is filed:        [ ]  Rule 13d-1(b)
                 [X]  Rule 13d-1(c)
                 [ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

            Person Authorized to Receive Notices and Communications:

                             Janice V. Sharry, Esq.
                              Haynes and Boone, LLP
                           901 Main Street, Suite 3100
                               Dallas, Texas 75202
                                 (214) 651-5562


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                                  SCHEDULE 13G



CUSIP No. - 704379-10-6                                        Page 2 of 9 Pages


      1       NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 ESL Partners, L.P., a Delaware limited partnership
                 22-2875193

      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (a) [X]
              (b) [ ]


      3       SEC USE ONLY



      4       CITIZENSHIP OR PLACE OR ORGANIZATION

                 Delaware

                                      5  SOLE VOTING POWER

                                             1,167,548
          NUMBER OF
            SHARES                    6  SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                             0
             EACH
          REPORTING                   7  SOLE DISPOSITIVE POWER
            PERSON
             WITH                             1,167,548

                                      8  SHARED DISPOSITIVE POWER

                                                 0

              9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      1,774,000

              10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                   SHARES   [ ]



              11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                      7.8%

              12   TYPE OF REPORTING PERSON

                      PN





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CUSIP No. - 704379-10-6                                        Page 3 of 9 Pages


      1    NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              ESL Limited, a Bermuda corporation

      2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (a) [X]
           (b) [ ]


      3    SEC USE ONLY



      4    CITIZENSHIP OR PLACE OR ORGANIZATION

              Bermuda

                                      5    SOLE VOTING POWER

                                              254,538
           NUMBER OF
             SHARES                   6    SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          0
              EACH
           REPORTING                  7    SOLE DISPOSITIVE POWER
             PERSON
              WITH                             254,538

                                      8    SHARED DISPOSITIVE POWER

                                               0

               9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      1,774,000

               10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                   SHARES   [ ]



               11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                      7.8%

               12  TYPE OF REPORTING PERSON

                      CO



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CUSIP No. -- 704379-10-6                                       Page 4 of 9 Pages


      1   NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             ESL Institutional Partners, L.P., a Delaware limited partnership 06-1456821

      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (a) [X]
          (b) [ ]


      3   SEC USE ONLY



      4   CITIZENSHIP OR PLACE OR ORGANIZATION

             Delaware

                                      5    SOLE VOTING POWER

                                              28,582
           NUMBER OF
             SHARES                   6    SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          0
              EACH
           REPORTING                  7    SOLE DISPOSITIVE POWER
             PERSON
              WITH                            28,582

                                      8    SHARED DISPOSITIVE POWER

                                              0

               9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      1,774,000

               10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                   SHARES   [ ]



               11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                      7.8%

               12  TYPE OF REPORTING PERSON

                      PN


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CUSIP No. - 704379-10-6                                        Page 5 of 9 Pages


1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            ESL Investors, LLC, a Delaware limited liability company
            13-4095958

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (a) [X]
        (b) [ ]


3       SEC USE ONLY



4       CITIZENSHIP OR PLACE OR ORGANIZATION

            Delaware

                                      5    SOLE VOTING POWER

                                              323,332
           NUMBER OF
             SHARES                   6    SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          0
              EACH
           REPORTING                  7    SOLE DISPOSITIVE POWER
             PERSON
              WITH                            323,332

                                      8    SHARED DISPOSITIVE POWER

                                              0

               9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      1,774,000

               10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                   SHARES   [ ]



               11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                      7.8%

               12  TYPE OF REPORTING PERSON

                      OO



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                                                               Page 6 of 9 Pages


Item 1(a)         Name of Issuer:

                  Payless ShoeSource, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  3231 Southeast Sixth Street
                  Topeka, Kansas 66607-2207

Item 2(a)         Names of Persons Filing:

                  ESL Partners, L.P.
                  ESL Limited
                  ESL Institutional Partners, L.P.
                  ESL Investors, LLC

Item 2(b)         Addresses of Principal Business Offices:

                  ESL Partners, L.P., ESL Institutional Partners, L.P. and ESL Investors, LLC
                  One Lafayette Place
                  Greenwich, CT 06830

                  ESL Limited
                  Hemisphere House
                  9 Church Street
                  Hamilton, Bermuda

Item 2(c)         Citizenship:

                  ESL Partners, L.P. -- Delaware
                  ESL Limited -- Bermuda
                  ESL Institutional Partners, L.P. -- Delaware
                  ESL Investors, LLC -- Delaware

Item 2(d)         Title of Class of Securities:

                  Common Stock, par value $.01 per share

Item 2(e)         CUSIP Number:

                  704379-10-6



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                                                               Page 7 of 9 Pages


Item 3            Status of Persons Filing:

                  (a)    [ ] Broker or dealer registered under section 15 of the
                             Act (15 U.S.C. 78o);

                  (b)    [ ] Bank as defined in section 3(a)(6) of the Act (15
                             U.S.C. 78c);

                  (c)    [ ] Insurance company as defined in section 3(a)(19) of
                             the Act (15 U.S.C. 78c);

                  (d)    [ ] Investment company registered under section 8 of
                             the Investment Company Act of 1940 (15 U.S.C.
                             80a-8);

                  (e)    [ ] An investment adviser in accordance with
                             ss.240.13d-1(b)(1)(ii)(E);

                  (f)    [ ] An employee benefit plan or endowment fund in
                             accordance with ss.240.13d-1(b)(1)(ii)(F);

                  (g)    [ ] A parent holding company or control person in
                             accordance with ss.240.13d-1(b)(1)(ii)(G);

                  (h)    [ ] A savings association as defined in Section 3(b) of
                             the Federal Deposit Insurance Act (12 U.S.C. 1813);

                  (i)    [ ] A church plan that is excluded from the definition
                             of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

                  (j)    [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)
                             (J).

Item 4            Ownership:

                  (a) Amount Beneficially Owned: 1,774,000 shares of Common Stock, par value $.01 per share.

                         This statement is filed on behalf of a group consisting of ESL Partners, L.P., a Delaware limited partnership ("ESL"), ESL Limited, a Bermuda corporation ("Limited"), ESL Institutional Partners, L.P., a Delaware limited partnership ("Institutional"), and ESL Investors, L.L.C., a Delaware limited liability company ("Investors") sometimes referred to collectively as the "ESL Reporting Group." The general partner of ESL is RBS Partners, L.P. (the "General Partner"). The general partner of the General Partner of ESL is ESL Investments, Inc., a Delaware corporation. ESL Investment Management, LLC, a Delaware limited liability company ("ESLIM"), is the investment manager of Limited. RBS Investment Management, LLC, a Delaware limited liability company ("RBSIM") is the general partner of Institutional. RBS Partners, L.P. is the manager of Investors. In the aforementioned capacities, ESL, Limited, Institutional, and Investors each may be deemed to be the beneficial owner of the shares of Payless ShoeSource, Inc. common stock beneficially owned by the other members of the group.

                         As of December 31, 2002, (i) ESL was the record owner of 1,167,548 shares of common stock of Payless ShoeSource, Inc.; (ii) Limited was the record owner of 254,538 shares of common stock of Payless ShoeSource, Inc.; (iii) Institutional was the record owner of 28,582 shares of common stock of Payless ShoeSource, Inc.; and (iv) Investors was the record owner of 323,332 shares of common stock of Payless ShoeSource, Inc.

                  (b)    Percent of Class: 7.8%.



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                                                               Page 8 of 9 Pages



                  (c)    Number of shares as to which each person has:

                         (i)  sole power to vote or to direct the vote:

                                    See Item 5 of each cover page.

                         (ii) shared power to vote or to direct the vote: 0.

                         (iii)sole power to dispose or to direct the disposition
                              of:

                                    See Item 7 of each cover page.

                         (iv) shared power to dispose or to direct the
                              disposition of:  0.

Item 5            Ownership of 5% or Less of a Class:

                  Not applicable.

Item 6            Ownership of More than 5% on Behalf of Another Person:

                  Not applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By The Parent Holding
                  Company:

                  Not applicable

Item 8            Identification and Classification of Members of the Group:

                  See Item 4(a).

Item 9            Notice of Dissolution of Group:


                  Not applicable

Item 10           Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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                                                               Page 9 of 9 Pages


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2003

                         ESL PARTNERS, L.P.

                         By:      RBS Partners, L.P., its general partner
                         By:      ESL Investments, Inc., its general partner

                                  By:               /s/William C. Crowley
                                           -------------------------------------
                                           William C. Crowley
                                           President and Chief Operating Officer

                         ESL LIMITED

                         By:      ESL Investment Management, LLC,
                                  its investment manager

                                  By:               /s/William C. Crowley
                                           -------------------------------------
                                           William C. Crowley
                                           Member

                         ESL INSTITUTIONAL PARTNERS, L.P.

                         By:      RBS Investment Management, LLC,
                                  its general partner

                                  By:               /s/William C. Crowley
                                           -------------------------------------
                                           William C. Crowley
                                           Member

                         ESL INVESTORS, L.L.C.

                         By:      RBS Partners, L.P., its manager
                         By:      ESL Investments, Inc., its general partner

                                  By:               /s/William C. Crowley
                                           -------------------------------------
                                           William C. Crowley
                                           President and Chief Operating Officer



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                                    EXHIBITS

Exhibit 1 Joint Filing Agreement, dated as of February 14, 2001, entered into by and among ESL Partners, L.P., ESL Limited, ESL Institutional Partners, L.P. and ESL Investors, LLC (incorporated herein by reference to Exhibit 1 to Amendment No. 3 to Schedule 13G, filed on February 14, 2001).